Exhibit 99.1

Aeglea BioTherapeutics Provides Corporate Update and Reports Fourth Quarter and Full Year 2016 Financial Results

-- Topline Results Presented Today of Phase 1 Open-Label Study of AEB1102 Enzyme Replacement Therapy in Adult Patients with Arginase I Deficiency --

-- Conference Call Today at 4:30 p.m. ET to Provide Corporate Update and Review Arginase I Deficiency Clinical Results --

Austin, Texas, March 23, 2017 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer, today provided a corporate update and reported financial results for the fiscal fourth quarter and year ended December 31, 2016.

“In 2016, Aeglea made significant progress advancing our AEB1102 program, including encouraging data from our Phase 1 clinical trial in Arginase I deficiency showing that treatment with AEB1102 was well tolerated and effective at reducing levels of arginine in blood. We also advanced our oncology programs, continuing our dose escalation studies in both solid tumors and hematological malignancies as well as presenting preclinical studies that lay the foundation for a possible combination strategy of AEB1102 with immune checkpoint inhibitors,” said David G. Lowe, Ph.D., chief executive officer of Aeglea. “We believe we are well positioned to carry this momentum into 2017. We look forward to continuing to advance our Arginase I deficiency program with today’s topline data presentation at the American College of Medical Genetics and Genomics Annual Clinical Genetics Meeting and the recent protocol amendment which expands our clinical trial from a Phase 1 to a Phase 1/2.”

Recent Highlights

•

Presented topline data from the Phase 1 clinical trial of AEB1102 in two adult patients with Arginase I deficiency at the 2017 American College of Medical Genetics and Genomics (ACMG) Annual Clinical Genetics Meeting on March 23, demonstrating that AEB1102 was well tolerated and effective at reducing arginine levels in the blood of both patients. Treatment with AEB1102 resulted in a dose-proportional decrease in plasma arginine levels of between 25 and 49 percent of pre-dose levels one week after dosing.

•	Amended Arginase I deficiency protocol to a Phase 1/2 clinical trial of AEB1102, which will provide the opportunity to complete weekly repeat dosing (for up to eight weeks) in up to 10 patients.
•	Enrolling cohort 8 at 0.40 mg/kg in Phase 1 clinical trial of AEB1102 for the treatment of patients with advanced solid tumors.
•	Enrolling cohort 3 at 0.48 mg/kg in Phase 1 clinical trial of AEB1102 for the treatment of patients with the hematological malignancies acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS).
•	Presented preclinical studies that demonstrated arginine depletion with AEB1102 enhances efficacy when used in combination with immune checkpoint inhibitors.
•

Research data on newborn screening protocols demonstrated that Arginase I deficiency can be screened with very high efficiency, which underscores the company’s belief that it is a potential candidate for future addition to the neonatal Recommended Uniform Screening Panel (RUSP). Additional data will be presented at the ACMG Annual Clinical Genetics Meeting on March 24, 2017.

•	Strengthened the leadership team in February 2017 with the appointment of Suzanne L. Bruhn, Ph.D. to the Board of Directors.

Fourth Quarter and Full Year 2016 Financial Results

At December 31, 2016, Aeglea had available cash, cash equivalents and marketable securities of $63.5 million. Based on Aeglea’s current operating plan, management believes that it has sufficient capital resources to fund anticipated operations through the first quarter of 2019.

Aeglea recognized grant revenues of $1.2 million in the fourth quarter of 2016, compared with $1.6 million in the fourth quarter of 2015. The grant revenues are the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The decrease was primarily due to lower qualifying expenditures associated with AEB1102 for grant-related clinical trials.

Grant revenues of $4.6 million were recognized in the year ended December 31, 2016 compared with $6.1 million in the year ended December 31, 2015. The decrease was primarily due to grant revenues recognized in connection with the execution of the CPRIT grant agreement in June 2015. Upon execution of the agreement, all accumulated qualified expenditures paid and incurred during the period from June 1, 2014 through June 30, 2015 were recognized as grant revenues in the year ended December 31, 2015.

Research and development expenses totaled $4.7 million for the fourth quarter of 2016, compared with $4.0 million for the fourth quarter of 2015. The increase was primarily associated with the expanded preclinical and clinical activity for Aeglea’s lead product candidate AEB1102, as Aeglea treated two patients in its Phase 1 trial and prepared for its Phase 1/2 trial in patients with Arginase I deficiency, continued its Phase 1 trial in patients with advanced solid tumors, and initiated a Phase 1 clinical trial in patients with the hematological malignancies AML and MDS.

Research and development expenses totaled $18.1 million for the year ended December 31, 2016, compared with $11.5 million for the year ended December 31, 2015. The increase was primarily associated with the expanded preclinical and clinical activity for Aeglea’s lead product candidate AEB1102, as Aeglea treated two patients in its Phase 1 trial and prepared for its Phase 1/2 trial in patients with Arginase I deficiency, continued its Phase 1 trial in patients with advanced solid tumors, and initiated a Phase 1 clinical trial in patients with the hematological malignancies AML and MDS.

General and administrative expenses totaled $2.0 million for the fourth quarter of 2016, compared to $1.6 million in the fourth quarter of 2015. This increase was primarily due to additional costs associated with operating as a public company, including audit, legal, and insurance costs.

General and administrative expenses totaled $8.4 million for the year ended December 31, 2016, compared to $5.9 million for the year ended December 31, 2015. This increase was primarily due to additional personnel and recruiting costs, and increased costs associated with operating as a public company, including audit, legal, and insurance costs.

Net loss totaled $5.5 million and $4.0 million for the fourth quarter of 2016 and 2015, respectively.  Net loss totaled $21.7 million and $11.3 million for the years ended December 31, 2016 and 2015, respectively.

Conference Call & Webcast Details

To access the live conference call today, Thursday, March 23, 2017 at 4:30 p.m. ET via phone, please dial (888) 503-8175 from the United States or +1 (719) 457-2653 internationally. A replay of the call will be available through April 6, 2017 by dialing (844) 512-2921 from the United States or +1 (412) 317-6671 internationally. The conference call ID is 2242567.

To access the live and archived webcast of the presentation, please visit the Investor Relations section of the Aeglea BioTherapeutics website. Please connect to the website at least 15 minutes prior to the presentation to allow for any software download that may be necessary.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer. The company’s engineered human enzymes are designed to modulate the extremes of amino acid metabolism in the blood to reduce toxic levels of amino acids in inborn errors of metabolism or target tumor metabolism for cancer treatment. AEB1102, Aeglea’s lead product candidate, is currently being studied in two ongoing Phase 1 clinical trials in patients with advanced solid tumors and acute myeloid leukemia/myelodysplastic syndrome (AML/MDS). Additionally, Aeglea is recruiting patients into its ongoing Phase 1/2 trial of AEB1102 for the treatment of patients with Arginase I deficiency. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine, and its oxidized form cystine, and AEB2109, which degrades methionine. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, success in our collaborations, the potential for Arginase I deficiency to be added to the RUSP, and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
Kelly Boothe, Ph.D.

Pure Communications

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$47,748	$29,294
Marketable securities	15,754	3,768
Restricted cash	—	80
Accounts receivable - grant	1,215	1,697
Deferred offering costs	—	2,535
Prepaid expenses and other current assets	1,707	912
Total current assets	66,424	38,286
Property and equipment, net	599	348
Other non-current assets	40	20
TOTAL ASSETS	$67,063	$38,654

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$168	$176
Deferred revenue	71	—
Accrued and other current liabilities	3,726	2,347
Total current liabilities	3,965	2,523
Other non-current liabilities	132	27
TOTAL LIABILITIES	4,097	2,550
Commitments and Contingencies

Series A convertible preferred stock, $0.0001 par value; no shares and 2,172,524 shares authorized as of December 31, 2016 and 2015, respectively; no shares and 2,172,520 shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	13,573
Series B convertible preferred stock, $0.0001 par value; no shares and 5,008,210 shares authorized as of December 31, 2016 and 2015, respectively; no shares and 4,999,976 shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	44,738

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized as of December 31, 2016 and 2015, respectively; no shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares and 25,000,000 shares authorized as of December 31, 2016 and 2015, respectively; 13,430,833 shares and 757,336 shares issued and outstanding as of December 31, 2016 and 2015, respectively	1	—
Additional paid-in capital	108,246	1,373
Accumulated other comprehensive income (loss)	(4)	(1)
Accumulated deficit	(45,277)	(23,579)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	62,966	(22,207)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$67,063	$38,654

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Grant	$4,628	$6,085	$—
Operating expenses:
Research and development	18,143	11,453	6,830
General and administrative	8,391	5,947	2,074
Total operating expenses	26,534	17,400	8,904
Loss from operations	(21,906)	(11,315)	(8,904)
Other income (expense):
Interest income	244	22	1
Change in fair value of forward sale contract	0	0	(1,444)
Other expense, net	(36)	(2)	0
Total other income (expense)	208	20	(1,443)
Net loss	$(21,698)	$(11,295)	$(10,347)
Deemed dividend to convertible preferred stockholders	—	(228)	—
Net loss attributable to common shareholders and stockholders	$(21,698)	$(11,523)	$(10,347)
Common Stock:
Basic and diluted net loss per share	$(2.22)	$(19.21)	$—
Net loss attributable to common stockholders	$(21,698)	$(11,523)	$—
Basic and diluted weighted-average shares outstanding	9,791,728	599,788	—
Class A-1 common:
Basic and diluted net loss per share	$—	$—	$(20.13)
Net loss attributable to class	$—	$—	$(3,321)
Basic and diluted weighted-average shares outstanding	—	—	165,000
Class A common:
Basic and diluted net loss per share	$—	$—	$(17.06)
Net loss attributable to class	$—	$—	$(5,706)
Basic and diluted weighted-average shares outstanding	—	—	334,522
Class B common:
Basic and diluted net loss per share	$—	$—	$(40.17)
Net loss attributable to class	$—	$—	$(1,320)
Basic and diluted weighted-average shares outstanding	—	—	32,861